Exhibit 10.1

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

CONTRACT

BETWEEN

GLOBALSTAR, INC.

AND

ALCATEL ALENIA SPACE FRANCE

FOR THE CONSTRUCTION OF

THE GLOBALSTAR CONTROL NETWORK FACILITY

FOR THE SECOND GENERATION CONSTELLATION

CONTRACT NUMBER GINC-C-07-0320

This Contract dated as of the 22nd day of March 2007, made between Alcatel Alenia Space France, a company organized under the laws of France and having its registered office at 12, rue de la Baume 75008 Paris, France (“Contractor”) and Globalstar, Inc., a Delaware corporation with offices at 461 South Milpitas Blvd., Milpitas, California 95035, U.S.A. (“Purchaser”).

Recitals

Whereas, Purchaser has procured from Contractor forty eight (48) satellites for Globalstar Second Generation and other Deliverable Items and related services pursuant to a contract (“Satellite Contract”) dated as of November 30th, 2006; and

Whereas, Purchaser desires to procure from Contractor the Control Network Facility for the Globalstar Second Generation and other Deliverable Items and related services; and

Whereas, Contractor desires to provide such Control Network Facility and other Deliverable Items and related services, all in accordance with the terms and conditions of this Contract; and

Now therefore, the Parties hereto, in consideration of the mutual covenants herein expressed, agree with each other as follows:

Terms and Conditions

ARTICLE 1

DEFINITIONS

As used in this Contract, the following terms have the meanings indicated:

“Background IP” shall mean Intellectual Property developed and owned by Contractor prior to entering into this Contract or outside the scope of this Contract which will be utilized or incorporated by Contractor into any Deliverable Item under this Contract.

“Business Day” means a day which Purchaser and Contractor are both open for business, other than a Saturday, Sunday or other day on which commercial banks in New York City, France, or the State of California are authorized or required by law to close.

“Contract” shall mean this Contract between Purchaser and Contractor, including all Exhibits and Appendices referenced herein, and all amendments that may be made hereto and thereto.

“Contractor” shall mean Alcatel Alenia Space France.

“Contractor Indemnitees” shall have the meaning ascribed to it in Article 31(B).

“Control Network Facility” shall mean the items to be provided by Contractor under this Contract composed of the following Subsystems: (i) Satellite Operations Control Centers (SOCCs), (ii) the Telemetry Command Units (TCUs) and (iii) the In Orbit Test Equipment (MCE and CMA).

“Control Network Facility Acceptance Review” shall have the meaning set forth in section 2 of Exhibit A.

“Day” shall mean, whether or not capitalized, a calendar day.

“Deliverable Items” shall mean those items set forth in Article 2(C).

“Delivery” shall mean the delivery of Deliverable Items as set forth in Article 6.

“Delivery Place” shall mean the port of entry in the country of destination as set forth in Article 6.

“Delivery Schedule” shall mean the timetables for Delivery of the Deliverable Items as set forth in Article 6.

“Documentation” shall mean the documentation to be supplied by Contractor to Purchaser as listed in Exhibit A.

“EDC” shall mean the effective date of this Contract as set forth in Article 32.

“Excusable Delay” shall have the meaning as set forth in Article 17.

“Factory Test Review” shall have the meaning set forth in section 2 of Exhibit A.

“Final Acceptance” shall be as described in Article 8.

“Foreground IP” shall mean Intellectual Property developed, conceived or first actually reduced to practice by the Contractor in the performance of Work under this Contract.

“Globalstar System” shall mean the system consisting of the Satellites, including the satellites from the first generation, Ground Control Network, network control centers and user terminals for the provision of communications services.

“Ground Control Network” shall mean the network composed of the following: (i) Control Network Facility, (ii) the gateway RF terminals and (iii) the Globalstar data network.

“In Orbit Test Equipment” or “IOTE” shall mean both the two (2) IOTE (Measurement and Calibration Equipment (MCE)) and the IOTE (Control, Monitoring and Analysis (CMA)), as set forth in section 9.1.3 of Exhibit A.

“Intellectual Property” or “IP” shall mean all intellectual property, including without limitation, inventions, patents, copyrights, trade secrets, Documentation including Technical Data, discoveries, technical know-how, techniques, procedures, methods, designs, improvements or innovations and computer programs in executable code and source code form.

“Interest Rate” shall mean the One Month EURIBOR as established by the European Financial Markets Association (ACI) and European Banking Federation (EBF) and as published on their joint website at http://www.euribor.org/html/content/euribor_data.html on the payment due date plus 400 basis points (such one-month EURIBOR rate to “float” by being re-determined on the first day of each calendar month).

“Key Person” shall have the meaning ascribed to it in Article 30(A).

“Key Personnel” shall have the meaning ascribed to it in Article 30(A).

“Licensed Items” shall mean any Deliverable Items being furnished pursuant to, or to be utilized in connection with, this Contract which require the approval, permission or license from a government with respect to export control laws of such government.

“Milestone Events” shall mean those milestones which are eligible for payment as set forth in the column entitled “Milestone Events” in Exhibit C.

“Mission Operations Support Services” or “MOSS” shall mean the services Contractor shall provide pursuant to the Satellite Contract as more fully set forth in section 3.5 of Exhibit A of the Satellite Contract.

“Party” or “Parties” shall mean one or both of Contractor and Purchaser.

“Preliminary Design Review” or “PDR” shall mean the review described in section 2 of Exhibit A.

“Purchaser” shall mean Globalstar, Inc.

“Purchaser Indemnitees” shall have the meaning ascribed to it in Article 31(A).

“Satellite” or ”Spacecraft” shall mean any spacecraft to be constructed and delivered pursuant to the Satellite Contract and/or the last eight (8) spacecrafts of the first generation to be launched in 2007.

“Satellite Contract” shall mean the contract entered into between Purchaser and Contractor dated November 30th, 2006 for the delivery of the Satellites and associated hardware and services (Contract number GINC-C-06-0300).

“Satellite Operations Control Centers” or “SOCCs” shall mean the Main SOCC, the Development SOCC and the Back Up SOCC to be delivered under this Contract, as set forth in section 9.1.2 of Exhibit A.

“Stop Work Order” shall mean a written order from Purchaser to Contractor requesting that Contractor cease, and cause Subcontractors (as applicable) to cease, performance of all or part of the Work for the period specified in such order, as such period may be extended in accordance with the Contract, as set forth in Article 22(A).

“Subcontractors” shall mean all subcontractors of Contractor at any tier.

“Technical Data” shall mean information which is required for the design, development, production, manufacture, assembly, operation, repair, testing, maintenance or modification of the Deliverable Items, including documentation.

“Telemetry Command Units” or “TCUs” shall mean the six (6) TCU Racks to be delivered under this Contract, as set forth in section 9.1.1 of Exhibit A.

“Total Price” shall mean the firm fixed price payable for the Work as defined in Article 4(A).

“WIP” shall mean all Work in progress.

“Work” shall mean all design, development, construction, manufacturing, labor, services, and acts of Contractor, including tests to be performed, required under Exhibit A (except section 10 thereof), and including all equipment, materials, articles, matters, services and things to be furnished by Contractor under this Contract.

ARTICLE 2

SCOPE AND EXHIBITS

(A)  Contractor shall provide the necessary personnel, material, services and facilities to perform the Work in accordance with the provisions of this Contract, including the Exhibits and Appendices listed below, which are attached hereto or incorporated by reference and made a part hereof, and to make delivery to Purchaser in accordance with the Delivery Schedule as provided in Article 6:

Exhibit A	Globalstar Second Generation Control Network Facility Statement of Work Ref RAOT-ASP-SW-3301 Issue 3 dated March 21, 2007

Exhibit B1	Satellite Operation Control Center Requirements Specification Document Ref GS-06-1126 issue 2 dated March 20, 2007

Exhibit B2	Telemetry and Command Unit Requirements Specification Document Ref GS-06-1125 issue 2 dated March 20, 2007

Exhibit B3	In Orbit Test Equipment Requirements Specification Document Ref GS-06-1127 issue 1 dated July 14, 2006

Exhibit C	Payment Plan

Appendix 1	Mutual Nondisclosure Agreement between Globalstar, Inc and Alcatel Alenia Space France, dated November 2nd 2006 (incorporated herein by reference).

Appendix 2	Technical Assistance Agreement (DTC Case TA 3474-05), dated December 14, 2005; approved by U.S. Dept. State, March 22, 2006 and subsequent amendments (incorporated herein by reference).

(B)   In case of any inconsistencies among the articles of this Contract and any of the Exhibits, the following order of precedence shall apply:

Appendix 2

Terms and Conditions of Contract

Appendix 1

Exhibit C

Exhibit A

Exhibit B1, B2 and B3

(C)   The scope of this Contract is the design, production, testing, and delivery of the equipment and services, as summarized in this Article 2(C), and represents a firm commitment by Contractor and a firm order by Purchaser for all equipment and services. The following constitute the Deliverable Items:

(i)    The Satellite Operations Control Centers for monitoring the Spacecrafts, as generally described in Exhibit B1.

(ii)   The Telemetry Command Units, as described in Exhibit B2.

(iii)  The In Orbit Test Equipment, as described in Exhibit B3.

(iv)  Documentation as described in section 9.3 of Exhibit A.

ARTICLE 3

PURCHASER’S UNDERTAKINGS

(A)  Purchaser’s undertakings are contained in or identified in this Contract and Exhibit A. In particular, Purchaser shall perform the following:

(i)    Purchaser shall provide all items as set forth in section 10 of Exhibit A.

(ii)   Subject to government requirements, Purchaser will provide access to Contractor and its Subcontractors at each of Purchaser’s SOCC facilities and pertinent Globalstar gateways, on a timely basis, as necessary to permit Contractor to deliver, install and test the Deliverable Items.

(iii)  Purchaser shall be responsible for obtaining all necessary approvals, authorizations and/or licenses to import, install, test, use and operate the Deliverable Items in all countries of installation.

(B)   Contractor shall promptly notify Purchaser of any failure by Purchaser to perform any of its obligations under this Contract which may cause Contractor to be delayed, to incur additional costs, or both. In addition, Purchaser shall promptly notify Contractor in writing of any event which may delay or prevent the performance by Purchaser of any of its obligations under this Contract which may cause Contractor to be delayed, to incur additional costs, or both.

Any failure by Purchaser to perform any of its obligations under this Contract which causes Contractor to be delayed, to incur additional costs, or both, shall cause (i) in case of delay, an extension of the Delivery Schedule to reflect the actual delay incurred by Contractor in the performance of the Work as a result of such failure (such delay to be documented to Purchaser) and (ii) in case of additional costs, payment to Contractor by Purchaser of reasonable costs incurred by Contractor as a result of such failure (such costs to be documented to Purchaser).

ARTICLE 4

TOTAL PRICE

(A)  Purchaser shall pay to Contractor for the Work to be performed the Total Price as set forth in the Table below in accordance with the payment plans as set forth in Exhibit C, as such Total Price may be adjusted in accordance with the provisions of this Contract.

The Total Price shall be deemed to include all fees for the use of Intellectual Property as defined in Article 12 and all transportation and insurance charges for delivery of each Deliverable Item as set forth in Article 6 and Exhibit A.

Item	Description	Price in Euro
1	SOCCs	4,000,000
2	TCUs	3,000,000
3	IOTE	2,000,000
Total Price		9,000,000

(B)   In addition to the Total Price that Purchaser shall pay in accordance with Article 4(A), Purchaser shall also be responsible for paying all custom duties, VAT, import taxes, sales taxes or charges, taxes, fees or duties of similar nature whatsoever levied in the U.S.A. or any political division thereof or in the country where the services under this Contract are performed or where the items are delivered (except for services rendered in France or by the Subcontractors in their countries).

Such payments will be made by Purchaser in compliance with the regulations in force at that time and will not be deducted from any payment of price called for pursuant to Article 4(A) of this Contract. Purchaser shall reimburse Contractor for any payment to be made by Purchaser pursuant to this Article 4(B) but made by Contractor within thirty (30) Days of receipt by Purchaser of the electronic invoice with all relevant documentation evidencing liability for and payment of such tax, fees or duties.

(C)   All payments by Purchaser pursuant to this Contract shall be made without deduction or offset of any income taxes, withholding or similar taxes, if any, of any nature whatsoever levied by Purchaser’s country, any political division thereof or any other country where the Work is performed or by the country from which payment is made, unless Purchaser shall be compelled to make such deduction by government regulation, in which case Purchaser shall pay, within thirty (30) Days of receipt by Purchaser of the relating electronic invoice, any additional amount necessary in order that the net amount of payments received by the Contractor shall be equal to the amount of payments agreed to be paid pursuant to this Contract.

(D)  Contractor shall be entirely responsible for all present and future taxes, levies and duties whatsoever imposed under this Contract in (i) France and (ii) any of the Subcontractors’ countries, to the extent relating to the performance of the Work, which taxes shall be paid by the Contractor or the Subcontractors when they become due.

ARTICLE 5
PURCHASER’S UNDERTAKINGS UNDER THE SATELLITE CONTRACT

Inasmuch as the Contractor is also the Satellite Contract contractor, if Purchaser is delayed in the performance of any of its obligations under the Satellite Contract due to a delay solely caused by Contractor under this Contract, and it is not an Excusable Delay, then contractor under Satellite Contract shall not be entitled to claim for any cost or schedule adjustments as set forth in Article 3(B) of the Satellite Contract nor shall be considered as an excusable delay as set forth in Article 17 of the Satellite Contract for contractor’s performance in meeting its delivery obligations.

ARTICLE 6
DELIVERY AND DELIVERY SCHEDULE

(A)  The Delivery Schedule is identified in the Table below. Delivery of a Deliverable Item shall be deemed to have occurred upon arrival at the Delivery Place.

Item	Description	Delivery Date or date of performance	Delivery Place
1	Main SOCC Development SOCC Back-Up SOCC	Per Exhibit A	Milpitas, CA Milpitas, CA El Dorado Hills, CA

2	6 TCU Racks	Per Exhibit A	Clifton, TX Aussaguel, France Bosque Alegre, Argentina Dubbo, Australia Yeo-Ju, South Korea Delareyville, South Africa-(TBC)

3	IOTE (MCE) IOTE (MCE) IOTE (CMA)	Per Exhibit A	Clifton, TX Aussaguel, France Milpitas, CA

4	Documentation	Per Exhibit A	Milpitas, CA

(B)   The Deliverable Items shall be transported at Contractor’s risk and expense Carriage and Insurance Paid to the Delivery Place as specified in the Table above (“CIP” according to Incoterms 2000), except for Documentation that shall be transported at Contractor’s risk and expense Delivered Duties Unpaid (“DDU” according to Incoterms 2000) to Delivery Place as specified in the Table above.

(C)   The Contractor shall promptly notify Purchaser in writing of any event which may delay or prevent the performance by Contractor of any of its obligations under this Contract.

ARTICLE 7

PAYMENT

(A)  Payment terms shall be in accordance with this Article 7 and Exhibit C to this Contract. Purchaser shall pay all invoices within thirty (30) Days after the date of receipt of an emailed invoice confirmed electronically.

(i)    Starting April 1, 2007 and until the Contract is paid in full, Contractor shall on the first Day of each quarter provide Purchaser with one (1) original of the invoice for the total amount of payments due during that quarter, in accordance with Exhibit C. So there is no misunderstanding, the Parties agree that the invoice for and payment of the first payment (second quarter of 2007) shall be handled as set forth in Article 32.

(ii)   Beginning with the quarter that starts July 1, 2007, Contractor shall deliver to Purchaser, along with each quarterly invoice, supporting documentation confirming completion of the Milestone Events which were to have been achieved during the quarter prior to the quarter in which the invoice is delivered.

(B)   Should Contractor fail to achieve during a given quarter one or more Milestone Events for which payment has already been made, then Contractor shall deduct the amount relating to each such unachieved Milestone Event from the invoice Contractor delivers at the beginning of the following quarter.

Except as set forth in the preceding sentence, any delay in the achievement of a particular Milestone Event will have no impact on the amount invoiced at the beginning of the subsequent quarter. Any amount deducted in accordance with this Article 7(B) will be re-invoiced with supporting documentation submitted with the invoice for the quarter following completion of such Milestone Event, and Purchaser shall make payment to Contractor in accordance with such invoice after such completion.

(i)    If after five (5) Business Days from the date of receipt of an invoice, Purchaser has not notified Contractor of a dispute of the invoice, stating the reason for such dispute, then all Milestone Events scheduled to occur during the preceding quarter shall be deemed complete, and payment shall be due and payable within thirty (30) Days of receipt of the emailed invoice. For purposes of Exhibit C, a Milestone Event shall be deemed to have been completed by Contractor when all requirements associated with the particular Milestone Event shall have been completed in accordance with the provisions of the Contract.

(ii)   If Purchaser disputes only part of a Milestone Event, then Purchaser shall pay to the Contractor the amount corresponding to the undisputed portion of such Milestone Event.

The Parties agree to negotiate in good faith the settlement of the disputed portion and the agreed upon amount shall be paid by Purchaser after such settlement. No dispute with respect to the payment of any amount under this Contract shall relieve the disputing Party of its obligation to pay all other amounts due and owing under this Contract. The Parties agree that a dispute over a Milestone Event payment shall not relieve Purchaser of its obligation to make subsequent payments.

(C)   Contractor may, from time to time, submit an invoice requesting partial payment for a partially completed Milestone Event. If Purchaser, in Purchaser’s reasonable judgment, determines such partial payment to be appropriate under the circumstances, then Purchaser shall make such partial payment, and the remainder of the Milestone Event payment shall be paid at such time as the Milestone Event is completed.

(D)  In the event that Contractor achieves any Milestone Event in advance of the scheduled achievement date provided for in Exhibit C and provided that the cumulative amount of payments shall not exceed the schedule set forth in Exhibit C, then, subject to Purchaser’s agreement, the Contractor shall be entitled to invoice the Purchaser for such achieved Milestone Event. Purchaser shall pay for any such Milestone Event, subject to having received the required supporting documentation.

(E)   Unless otherwise agreed in writing by the Party entitled to payment, all transfers of funds in accordance with this Contract from one Party to the other Party shall be sent to the receiving Party by wire transfer of immediately available funds to the following bank accounts:

Alcatel Alenia Space France

For payments in Euros:

Alcatel Alenia Space France

Société Générale Toulouse

Address: Innopole Voie 8 - BP 500 31316 Labège Cedex, France

Swift Code: [*]

Account no [*]

Globalstar, Inc.

Union Bank of California

Address: 350 California Street, 10th Floor, San Francisco, CA 94104, U.S.A.

Routing Number: [*]

Account no [*]

or such other account as the relevant Party may specify from time to time in writing.

Any payment due by Purchaser shall be deemed to have been made when the Contractor’s bank account has been credited of the amount of such payment.

If any payment would otherwise be due under this Contract on any Day that is not a Business Day, such payment shall be due on the succeeding Business Day.

(F)   Payments required to be made by either Party to this Contract and not received within the due date plus ten (10) Days shall bear interest at the Interest Rate for each Day from the tenth (10th) Day following the due date until the date of actual payment. Such interest due pursuant to this Article 7(F) will be included in the next quarterly invoice.

(G)   The Contractor shall send one (1) copy of each invoice to Purchaser by email to [*] with confirming email to [*].

The Contractor may request status of payment by calling [*] in Accounts Payable at [*].

The address reference to be put on the invoice is:

Globalstar, Inc.

461 South Milpitas Boulevard

Milpitas, California 95035, U.S.A.

The Contractor may send one (1) hard copy of each invoice to Purchaser at address referenced above to the attention of [*].

ARTICLE 8
INSPECTION AND ACCEPTANCE

Contractor shall perform the following tests and reviews:

(A)  For each Subsystem of the Control Network Facility, Contractor shall conduct a Factory Test Review on each Deliverable Items at Contractor’s facilities. Upon successful completion of the Factory Test Review, Contractor shall certify requirements compliance to Purchaser. Purchaser shall have two (2) Days from receipt of such certification to notify Contractor in writing of those particulars which do not meet the requirements of the Contract.

Upon such notification by Purchaser, Contractor shall remedy such particulars or satisfactorily complete other conditions mutually acceptable to Purchaser and Contractor after which Contractor shall proceed to ship each Deliverable Item to the designated delivery place. If Purchaser does not so notify Contractor within two (2) Days, Contractor shall proceed to ship each Deliverable Item to the designated delivery place.

(B)   For each Subsystem of the Control Network Facility, an Acceptance Review shall be conducted following full and complete installation and testing of the Deliverable Items in accordance with Exhibit A. Contractor and Purchaser shall, within two (2) Days after the successful completion of Acceptance Review, certify in writing on a form, mutually agreed, that acceptance of the Deliverable Items has occurred. If Purchaser fails to reject or certify acceptance within such two (2) Days after the successful completion of Acceptance Review, acceptance of the Deliverable Items shall be deemed to have occurred.

If a Deliverable Item is non-conforming to the specifications defined in applicable Exhibit B1 to B3, Purchaser shall so notify Contractor (with detailed reasons for such non-compliance given in the notification), and such non-compliance shall be corrected by Contractor. Upon such correction, followed by a delta Acceptance Review, if necessary, acceptable to Purchaser, acceptance shall be deemed to have occurred.

(C)   A Control Network Facility Acceptance Review shall be conducted following completion of all Subsystem Acceptance Reviews referred to in Article 8(B) in accordance with Exhibit A. Contractor and Purchaser shall, within two (2) Days after the successful completion of Control Network Facility Acceptance Review, certify in writing on a form, mutually agreed, that Final Acceptance of the Control Network Facility has occurred. If Purchaser fails to reject or certify acceptance within such two (2) Days after the successful completion of Control Network Facility Acceptance Review, Final Acceptance of the Control Network Facility shall be deemed to have occurred.

If the Control Network Facility is non-conforming to the specifications defined in Exhibit B1 to B3, Purchaser shall so notify Contractor (with detailed reasons for such non-compliance given in the notification), and such non-compliance shall be corrected by Contractor. Upon such correction, followed by a delta Control Network Facility Acceptance Review, if necessary, acceptable to Purchaser, Final Acceptance shall be deemed to have occurred.

(D)  Upon completion of a Milestone Event, Contractor shall issue and send to Purchaser a Milestone Event acceptance certificate. Purchaser shall notify Contractor of its acceptance or rejection of a Milestone Event within two (2) Days from the date of receipt of the Milestone Event acceptance certificate, failing which such Milestone Event shall be deemed successfully completed. In case of acceptance, the Parties shall sign the Milestone Event acceptance certificate. In case of rejection, Purchaser shall state in writing the reasons for such rejection and Contractor shall implement necessary corrective measures. After such correction to the satisfaction of Purchaser, such Milestone Event shall be deemed successfully completed and the Parties shall sign the Milestone Event acceptance certificate.

ARTICLE 9
TITLE AND RISK OF LOSS

(A)  Subject to the provisions of this Contract, risk of loss for Deliverable Items shall pass from Contractor to Purchaser upon Delivery to the Delivery Place set forth in Article 6. Title to Deliverable Items shall pass from Contractor to Purchaser upon Final Acceptance thereof.

Any loss or damage to such items prior to Purchaser’s assumption of risk of loss shall be at Contractor’s risk, unless such loss or damage is caused by the negligent acts or omissions or willful misconduct of Purchaser.

(B)   Title to Deliverable Items shall pass to Purchaser free and clear of any claims, liens, encumbrances and security interests of any nature. Contractor shall not grant to third parties any lien, encumbrance or security interest of any nature on Deliverable Items.

ARTICLE 10
ACCESS TO WORK IN PROGRESS

(A)  Subject to applicable government regulations, Contractor shall afford Purchaser access to all WIP, including without limitation Technical Data and information, test data, documentation (not containing cost information), testing and hardware, being performed at Contractor’s facilities pursuant to this Contract during the period of Contract performance as set forth in section 2 of Exhibit A, provided that such access does not unreasonably interfere with such WIP or any other work.

(B)   Contractor shall afford Purchaser access to WIP being performed pursuant to this Contract in Subcontractor’s facilities to the extent Contractor obtains such access, subject to the right of Contractor to accompany Purchaser on any such visit and subject further to the execution by Purchaser of such non-disclosure or similar agreements as may be required by Subcontractors. Contractor shall use its best efforts to obtain access to the WIP being performed in Subcontractor’s facilities.

ARTICLE 11
PROGRESS MEETING, PRESENTATIONS AND REPORTS

(A)  In addition to any other meetings called for under the provisions of this Contract, Contractor shall provide the personnel, facilities, materials and support to conduct the following meetings and presentations with Purchaser, provided that such meetings and presentations do not unreasonably interfere with Contractor’s performance: (i) informal Program Manager meetings; (ii) informal project level technical review meetings; and (iii) management level presentations as deemed appropriate by Contractor or Purchaser’s management and subject to reasonable prior notice by Purchaser.

(B)   Contractor shall deliver to Purchaser all reports as described in Exhibit A. The Parties agree to utilize a secure, electronic-based system for delivery of reports and documents (which may include exceptions on its use for certain documents).

ARTICLE 12
INTELLECTUAL PROPERTY RIGHTS

(A)  Purchaser shall protect all Intellectual Property to which Purchaser has a right of access pursuant to Article 10, or that is or may be disclosed by Contractor to Purchaser, from disclosure to third parties in the same manner in which Purchaser protects its own IP, in accordance with and subject to Article 14.

(B)   Notwithstanding any other provision of this Contract, the ownership in and title to Background IP delivered to Purchaser by Contractor in accordance with this Contract shall remain in Contractor or its licensors. Contractor hereby grants to Purchaser a fully paid up, non-exclusive, perpetual, irrevocable (except as set forth herein), world-wide and non-transferable (except as part of a sale of the business or by operation of law) license (with right to sublicense to third parties) to use, duplicate, adapt, make derivatives and disclose its Background IP (and its related documentation) and other Deliverable Items for the the use, operation, enhancement and maintenance of the Globalstar System pursuant to this Contract and the existing Globalstar network.

(C)   Title to all Foreground IP shall remain with Contractor. Contractor hereby grants to Purchaser a fully paid up, non-exclusive, perpetual, irrevocable (except as set forth herein), world-wide and non-transferable (except as part of a sale of the business or by operation of law) license (with right to sublicense to third parties) to use, duplicate, adapt, make derivatives and disclose its Foreground IP (and its related documentation) and other Deliverable Items for the use, operation, enhancement and maintenance of the Globalstar System pursuant to this Contract, the existing Globalstar network and future similar contracts and such Globalstar network as it will exist under such future similar contracts.

(D)  Purchaser hereby grants to Contractor a fully paid up, non-exclusive, perpetual, irrevocable (except as set forth herein), world-wide and non-transferable (except as part of a sale of the business or by operation of law) license (with right to disclose to Subcontractors who are signatories of the TAA as set forth in Appendix 2) to use, adapt and disclose the patents identified as being “granted” as set forth in Exhibit I of the Satellite Contract for the purpose of performance of the Work under this Contract. In addition, Contractor reserves the right to request and receive copies of Technical Data which are owned by Purchaser for use for the performance of the Work. Purchaser grants to Contractor a license to use such Technical Data under the same type of license as Purchaser grants to Contractor in this Article 12(D), subject to the TAA.

ARTICLE 13
PUBLIC RELEASE OF INFORMATION

(A)  During the term of this Contract, neither Party, nor its affiliates, subcontractors, employees, agents and consultants, shall release items of publicity of any kind including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, company reports or other information releases related to the work performed hereunder, including the denial or confirmation thereof, without the other Party’s prior written consent.

(B)   Nothing contained herein or in the Mutual Nondisclosure Agreement between Purchaser and Contractor, dated November 2, 2006 shall be deemed to prohibit either Party from disclosing this Contract, in whole or in part, or information relating thereto (i) as may be required by the rules and regulations of a government agency with jurisdiction over the disclosing Party or a stock exchange on which the disclosing Party’s shares are then listed, (ii) as may be required by a subpoena or other legal process (iii) in any action to enforce its rights under this Agreement, (iv) to its lenders under appropriate assurances of confidentiality for the benefit of the disclosing Party or (v) to its auditors, attorneys and other professional advisors in the ordinary course, provided that such auditors, attorney and advisors have contractual or professional obligations to maintain the confidentiality of the disclosed material. The disclosing Party shall use reasonable commercial efforts to disclose only such information as it believes in good faith it is legally required to disclose pursuant to clauses (i) or (ii), above, and will seek, to the extent reasonably available under applicable rules, to obtain confidential treatment for any information either Party reasonably considers trade secrets and that is required to be disclosed. To the extent practicable, the disclosing Party shall provide the other Party with a reasonable opportunity in advance of disclosure to request redactions or deletions of specific terms and provisions of the Contract and shall accommodate those requests to the extent reasonably consistent with applicable confidential treatment rules.

(C)   Within a reasonable time prior to a proposed issuance of news releases, articles, brochures, advertisements, prepared speeches, and other such information releases concerning the Work performed hereunder, the Party desiring to release such information shall request the written approval of the other Party concerning the content and timing of such releases. The Parties anticipate the issuance of press releases in connection with the execution of the Contract, which press releases shall be subject to approval by both Parties prior to release.

ARTICLE 14
CONFIDENTIALITY

The Parties agree that all exchanges of proprietary information shall be governed by the Mutual Nondisclosure Agreement between Purchaser and Contractor, dated November 2, 2006 as set forth in Appendix 1, as such Agreement may be amended.

ARTICLE 15
INTELLECTUAL PROPERTY RIGHTS INDEMNITY

(A)  Contractor shall indemnify, defend and hold harmless Purchaser and its affiliates and their respective directors, officers, agents and employees, against any claims, damages, losses, costs (including attorneys’ fees) incurred in connection with any claim, suit, or proceeding asserted or filed against Purchaser relating to infringement of any patent, copyright, trade secret, trademark or other proprietary right based on the laws of the United States and EU, or a country where Contractor or any Subcontractor is located (except that such indemnification shall not apply to any patent identified as being “granted” as set forth in Exhibit I of the Satellite Contract), by any Deliverable Item to be delivered hereunder, or any part thereof or arising out of Contractor’s performance of its obligations under the Contract. Purchaser shall notify Contractor promptly in writing of any such claim, suit or proceeding, and give Contractor proper and full information, of which it is aware, and reasonable assistance to settle and/or to defend any such claim, suit, or proceeding. At its option and expense, Purchaser may participate in the defense of such claim, suit or proceeding with counsel of its own choosing. In addition, the indemnification shall also apply if in the reasonable opinion of Contractor’s outside intellectual property counsel, any Deliverable Item to be delivered hereunder or any part thereof may become the subject of any claim, suit, or proceeding for infringement of any such patent, copyright, trade secret, trademark or other proprietary right.

(B)   In case of such a claim as set forth in Article 15(A), Contractor shall, at its option and expense, either (i) procure for Purchaser the right under such patent, copyright, trade secret, trademark or other proprietary right, to use, lease, or sell, as appropriate, such Deliverable Item, or part thereof, or (ii) replace or modify such Deliverable Item, or part thereof, so that it becomes non-infringing but continues to meet the requirements of the Contract.

(C)   Contractor shall have no liability for and the provisions of Article 15(A) shall not apply for any infringement arising from (i) the combination of such Deliverable Item, part thereof or process practiced therein with any other item or part not furnished to Purchaser by Contractor unless such Deliverable Item, part or process furnished by Contractor contributorily infringes, or (ii) the modification of such Deliverable Item, part thereof or process practiced therein, unless such modification was made or authorized by Contractor, or (iii) the use of any patent identified as being “granted” as set forth in Exhibit I of the Satellite Contract.

(D)  Contractor’s total liability to Purchaser under this Article 15 shall not exceed the Total Price. This Article 15 states the entire obligation of Contractor and the exclusive remedy of Purchaser, with respect to any alleged patent, copyright, trade secret or trademark infringement by such product or part or process.

ARTICLE 16
LIMITATION OF LIABILITY

(A)  EXCEPT AS SPECIFICALLY PROVIDED IN THIS CONTRACT, CONTRACTOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONTRACT OR THE PERFORMANCE OF THE CONTRACTOR OR THE WORK HEREUNDER, WHETHER ARISING AT LAW OR IN EQUITY AND ALL SUCH WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY ARE, TO THE EXTENT PERMITTED BY LAW, EXCLUDED.

(B)   IN NO EVENT SHALL CONTRACTOR OR ITS SUBCONTRACTORS BE LIABLE TO PURCHASER FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING ANY LOSS OF PROFIT OR ANY OTHER SIMILAR LOSS) WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY, OR UNDER ANY OTHER THEORY OF LIABILITY RESULTING FROM ANY BREACH OF THIS CONTRACT OR WITH RESPECT TO ANY DEFECT, NON-CONFORMANCE OR DEFICIENCY IN ANY INFORMATION, INSTRUCTIONS, SERVICES OR OTHER THINGS PROVIDED PURSUANT TO THIS CONTRACT. THE FOREGOING EXCLUSION SHALL APPLY WHETHER OR NOT FORESEEABLE OR EVEN IF CONTRACTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SPECIFICALLY, BUT WITHOUT LIMITATION TO THE FOREGOING, CONTRACTOR AND ITS SUBCONTRACTORS SHALL NOT BE LIABLE TO PURCHASER FOR ANY SUCH DAMAGES RESULTING FROM ANY LOSS OR DESTRUCTION OF A SPACECRAFT OR FAILURE OF THE GLOBALSTAR SYSTEM TO OPERATE SATISFACTORILY.

(C)   IN NO EVENT SHALL PURCHASER BE LIABLE TO CONTRACTOR OR ITS SUBCONTRACTORS FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING ANY LOSS OF PROFIT OR ANY OTHER SIMILAR LOSS) WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY, OR UNDER ANY OTHER THEORY OF LIABILITY RESULTING FROM ANY BREACH OF THIS CONTRACT. THE FOREGOING EXCLUSION SHALL APPLY WHETHER OR NOT FORESEEABLE OR EVEN IF PURCHASER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(D)  BOTH PARTIES’ SOLE AND EXCLUSIVE REMEDIES AND OBLIGATIONS FOR ANY BREACH OF THIS CONTRACT OR WITH RESPECT TO ANY DEFECT, NON-CONFORMANCE OR DEFICIENCY IN ANY INFORMATION, INSTRUCTIONS, GOODS, SERVICES OR OTHER THINGS PROVIDED PURSUANT TO THIS CONTRACT ARE LIMITED TO THOSE SET FORTH IN THIS CONTRACT, AND ALL OTHER REMEDIES OR RECOURSE AGAINST THE OTHER PARTY OF ANY KIND ARE EXPRESSLY DISCLAIMED AND FOREVER WAIVED.

(E)   NOTWITHSTANDING ANY OTHER LANGUAGE IN THIS CONTRACT TO THE CONTRARY, CONTRACTOR’S TOTAL LIABILITY TO PURCHASER SHALL NOT EXCEED THE TOTAL PRICE. NOTWITHSTANDING ANY OTHER LANGUAGE IN THIS CONTRACT TO THE CONTRARY, PURCHASER’S TOTAL LIABILITY TO CONTRACTOR SHALL NOT EXCEED THE TOTAL PRICE LESS ANY PAYMENTS MADE.

ARTICLE 17
EXCUSABLE DELAYS

(A)  Any delay or failure in the performance of a Party’s obligations under this Contract (other than payment obligations) shall be excused, and such Party will not be liable for, or be in default for, such delay or non-performance, if the cause of the delay or non-performance is, in whole or in part, beyond such Party’s reasonable control and without the negligence of such Party (or its Subcontractors at any tier).

Purchaser acknowledges that following the end of an excusable delay event, Contractor shall resume full performance as soon as commercially practicable after the end of an excusable delay event, and the schedule of performance shall be deemed modified to reflect such recommencement of performance. Payments obligations of Purchaser shall be suspended only for the portion of Contractor’s performance of Work affected by the excusable delay.

(B)   Excusable delays shall be conclusively deemed to include, but are not limited to Acts of God or of the public enemy; acts or omissions of governmental bodies, including the FCC, in their sovereign capacities or contractual capacities (including the inability to obtain and/or the suspension, withdrawal, or non-renewal of export or import licenses required for the performance of the Contract); acts of war (declared or undeclared), fires, earthquakes, floods, other unusually severe weather conditions such as hurricanes, tornadoes and typhoons, epidemics, quarantine restrictions, strikes, component or parts alerts, labor and other industrial disputes, terrorist acts and freight embargoes sabotage, riots, theft; introduction of malicious code; failures or interruptions in essential services or equipment (e.g., electrical power, telecommunications, fuels, water); embargoes and other transportation failures.

(C)   The Party whose performance is delayed under Section 17(A) shall give notice in writing to the other Party within seven (7) Business Days after an excusable delay shall have occurred or such notifying Party knows of an excusable delay, whichever is later. Notwithstanding the foregoing, a Party’s failure to provide such notice shall not prevent such an event from qualifying as an excusable delay, except to the extent the failure to so notify prejudices the other Party’s ability to mitigate the impact of the delay or non performance. Such notice shall also be given at the termination of the excusable delay. The delivery requirements shall only be extended, upon mutual agreement of the Parties, by such period of time as is justified by the evidence forwarded in the notice, but in any event not less than one (1) Day for one (1) Day of excusable delay.

(D)  Should excusable delays total, or be likely to total, six (6) consecutive months or more, Purchaser, at its option, may terminate this Contract with respect to the affected remaining Work by written notice to Contractor and the conditions of Article 21 shall apply. Purchaser’s right to terminate pursuant to this Article 17(D) shall not apply to the extent that excusable delays do not affect Contractor’s ability to perform (i.e., such excusable delays affect Purchaser only).

ARTICLE 18
LIQUIDATED DAMAGES FOR LATE DELIVERY

(A)  Contractor understands that delays in Delivery of Deliverable Items required herein may cause Purchaser to incur additional cost, loss of revenues and other damages, which damages are difficult to estimate but the Parties acknowledge are likely to be significant. Accordingly, the Parties agree to fixed and liquidated damages for late Delivery of Deliverable Items which damages are intended to be compensatory, not a penalty and are in lieu of actual damages incurred by the Purchaser.

(B)   In the event Contractor has not successfully completed the Control Network Facility Acceptance Review on or before the sixtieth (60th) Day after the due date as set forth in Section 2.7 of Exhibit A, then for each Day thereafter until completion of the Satellite Control Network Acceptance Review, Contractor agrees to pay Purchaser, as liquidated damages, [*] of the price of the Deliverable Item as set forth in Article 4 which caused the delay, up to a maximum of [*] of the price of the delayed Deliverable Item.

(C)   Payment of liquidated damages due to Purchaser shall be made within thirty (30) Days after receipt of an emailed invoice by Contractor from Purchaser.

(D)  Delays in delivery shall be excused and the delivery date(s) shall be extended, as appropriate, to reflect the following conditions:

(i)    if delay in Delivery is due to any cause referred to in Article 17; or

(ii)   the execution of a Stop Work pursuant to Article 22 which results in an extension of the Delivery Schedule; or

(iii)  if the delay is due to a cause or causes attributable to the Purchaser.

(E)   The liquidated damages set forth herein reflect the mutual agreement of the Parties as fair and reasonable compensation for a delay in Delivery.

ARTICLE 19
REQUEST FOR DEVIATION (RFD)/REQUEST FOR WAIVERS (RFW) AND CHANGES

(A)  Should Contractor desire to deviate from the requirements of a specific item of the Work, it shall submit to Purchaser an RFD/RFW, as set forth in section 2.2 of Exhibit A.

Contractor shall submit RFD/RFWs to the Purchaser promptly as and when they occur. Before Purchaser shall grant a deviation or waiver, it may negotiate in good faith with Contractor a mutually acceptable consideration therefor.

(B)   Purchaser may from time to time between the EDC and completion of this Contract, by written change order issued by Purchaser, make changes within the general scope of this Contract regarding the Deliverable Items, the services or in any drawings, designs, specifications, methods of shipment or packing, quantities of items, places of delivery, additional Work, or the omission of Work. Procedures for implementing such changes may be similar to RFD/RFWs submitted by Contractor pursuant to Article 19(A), with the Parties negotiating the terms of the change order, including the price therefor, before the change order becomes effective, or Purchaser may issue the change order without such negotiation, as set forth in Article 19(C).

(C)   If any change order causes an increase or decrease in the costs of, or the time required for, Contractor’s obligations under this Contract, and the Parties do not negotiate such terms before the change order becomes effective, in accordance with Article 19(B), an equitable adjustment in the price or Delivery Schedule or both shall thereafter be negotiated by the Parties and this Contract shall be modified in writing accordingly provided that Contractor shall begin the work related to the change if and when Contractor has received from Purchaser a financial commitment acceptable to Contractor to begin such work. Any claim for adjustment under this Article shall be deemed waived unless asserted in writing (with the amount of the claim) within forty-five (45) Days from the date of receipt by Contractor of the change order.

ARTICLE 20
TERMINATION FOR DEFAULT

(A)  Purchaser may, by written notice to Contractor, issue a written notice of Default (the ”Default Notice”) to Contractor, if:

(i)    there is a material breach by Contractor in the technical compliance identified during the Subsystems Acceptance Review of any of the Deliverable Item, in accordance with the Contract; or

(ii)   Contractor fails to satisfactorily complete the Control Network Facility Acceptance Review on or before six (6) months after the due date as set forth in Article 18(B).

After Purchaser issues a Default Notice in connection with any of the circumstances in Article 20(A)(i), Contractor shall within thirty (30) Days of such notice submit to Purchaser a plan (“Plan”) for remedying such Default. If the Plan demonstrates to the mutual agreement of the Parties that the Control Network Facility Acceptance Review will be completed within the time specified in Article 18(B) plus six (6) months, then such Plan shall be implemented by Contractor and the Delivery Schedule shall be adjusted as the Parties shall mutually agree. Contractor may also suggest a Plan that does not result in the Control Network Facility Acceptance Review being completed within the time specified in Article 18(B) plus six (6) months, provided that Purchaser shall in its sole discretion either accept or reject such a Plan by written notice sent to Contractor within ten (10) Business Days. In case of rejection, Purchaser may terminate the Contract by written notice of termination as set forth in Article 20(B).

(B)   If Purchaser gives Contractor a Default Notice and Contractor fails to respond to within the time period (if any) specified above in Article 20(A), Purchaser may terminate this Contract upon notice (the ”Termination Notice”) to Contractor and without further period for cure.

In the event of a termination pursuant to this Article 20(B), then, on demand from Purchaser, Contractor will refund all payments made by Purchaser less any amounts due under Article 18. Except as provided in Article 9(C), no refund shall be made with respect to Deliverable Items for which Final Acceptance has occurred at the time of termination. Contractor shall make this refund within thirty (30) Days of receipt of Purchaser’s written notice of termination of this Contract. In the event that Purchaser demands the refund as described above, then such refund shall be Purchaser’s sole and exclusive remedy for such termination.

Contractor shall keep title and ownership to all terminated WIP. Purchaser shall take all reasonable necessary action for the protection and preservation of the Work in possession of Purchaser in which Contractor has an interest under this Contract, and Purchaser shall deliver to Contractor such work in its possession at Contractor’s expense.

(C)   If, after notice of termination under the provisions of this Article, it is determined that Contractor was not in default under the provisions of this Article or that the delay was excusable under the provisions of Article 17, the rights and obligations of the Parties shall be the same as if notice of termination had been issued pursuant to Article 21.

ARTICLE 21
TERMINATION FOR CONVENIENCE

(A)  Purchaser, by written notice to Contractor to be effective three (3) months following the date of such notice, may terminate this Contract in whole or in part for its convenience in accordance with the terms of this Article 21. In such case, Contractor shall immediately stop Work as directed in the termination notice and make its reasonable best efforts to mitigate costs.

(B)   In case of termination for convenience, Contractor shall be entitled to be paid the lesser of (i) all actual costs, direct and indirect, incurred by Contractor (Value Added Tax payable by Contractor on such costs as a result of such termination shall be documented to Purchaser, added to such costs and paid by Purchaser) for all Work performed plus actual termination costs incurred by Contractor and its Subcontractors and to receive, in addition, an amount representing [*] profit, before taxes, on such costs less amounts previously paid by Purchaser to Contractor pursuant to this Contract or (ii) the maximum aggregate payments to be made as set forth in Exhibit C for the two (2) quarters following the date of notice as set forth in Article 21(A). A claim for such costs shall be submitted by Contractor to Purchaser within sixty (60) Days from the date of notice of termination. The Parties shall agree upon the final termination charges to be paid to Contractor within thirty (30) Days after the date of submission by Contractor of its claim.

(C)   Purchaser shall pay Contractor the termination charges within thirty (30) Days following the date of receipt of an invoice from Contractor. Final payment shall be the amount of the total termination charges less amounts previously paid by Purchaser to Contractor pursuant to this Contract. In the event the amount of these credits exceeds the amount of the total termination charges, Contractor will refund the excess to Purchaser within thirty (30) Days following the date of receipt of an invoice from Purchaser.

Subject to the prior approval of Purchaser and subject to restrictions that may be imposed under applicable Governmental authorizations, title to all WIP shall transfer to Purchaser after payment. The license granted to Purchaser under Article 12 shall continue for the period of use of any Deliverable Items not terminated.

If requested by Purchaser and to the extent reasonably practicable, Contractor shall use commercially reasonable efforts to re-sell or re-use on other programs all WIP (or parts thereof) for the benefit of Purchaser. In such case, the fair market value of such WIP that Contractor re-uses or re-sells, as negotiated in good faith by the Parties, less the reasonable and demonstrable costs of storage and the reasonable costs incurred by Contractor for reusing and/or reselling such items, shall be deducted from the termination charges or added to the termination credit.

ARTICLE 22
STOP WORK

(A)  Stop Work by Purchaser

(i)    Purchaser may, at any time, by written notice to Contractor (“the Stop Work Order”), direct Contractor to suspend performance of the Work for a maximum cumulative duration of six (6) months and with a maximum number of suspensions of two (2). Said Stop Work Order shall specify the date of suspension and the estimated duration of the suspension. Upon receiving any such Stop Work Order, Contractor shall promptly suspend further performance of the Work to the extent specified, and during the period of such suspension shall properly care for and protect all WIP and materials, supplies, and equipment Contractor has on hand for performance of the Work.

(ii)   Purchaser may, at any time during the stop Work, either (a) direct Contractor to resume performance of the Work by written notice to Contractor, and Contractor shall resume diligent performance of the Work, provided that (x) the Delivery Schedule is adjusted to reflect the stop Work and the time required by Contractor to recommence performance, (y) other affected provisions of the

Contract shall be adjusted, and (z) Contractor is compensated for its costs as defined in Article 22(A)(iii) below; or (b) terminate the Contract pursuant to Article 21, in which case the costs incurred by Contractor and its Subcontractors as a result of the stop Work as defined in Article 22(A)(iii) shall be added to the termination charges to be paid pursuant to Article 21.

(iii)  Contractor shall be compensated for any additional, direct, out-of-pocket costs reasonably incurred by Contractor or the Subcontractors as a result of such suspension and resumption of Work. Contractor shall invoice Purchaser for such costs, and Purchaser shall pay such invoice within thirty (30) Days from the date of invoice. Invoices will not be issued more frequently than one (1) per month during a stop Work.

(B)   Stop Work by Contractor

(i)    In the event Purchaser fails to make any payment in due time as required pursuant to this Contract, Contractor shall notify Purchaser in writing of such failure. If such failure is not cured by Purchaser within thirty (30) Days after the date of such notification made by Contractor, Contractor shall be entitled to immediately stop the Work under this Contract.

If Purchaser fails to make any payment within thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall be entitled to immediately terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iii) shall apply.

If Purchaser makes any payment on or before thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall resume any Work suspended as reasonably and promptly as possible provided that (a) Purchaser has paid to Contractor all costs and expenses incurred as a result of the stop Work hereunder and (b) the schedule of the Contract shall be adjusted (provided such schedule adjustment shall not be less than one Day for each Day of Work stoppage).

(ii)   In the event Purchaser fails to perform any material obligations (other than those expressed in Article 22(B)(i)), Contractor shall notify Purchaser in writing of such failure. If such failure is not cured by Purchaser within thirty (30) Days after the date of such notification made by Contractor, Contractor shall be entitled to immediately stop the Work under this Contract.

If Purchaser fails to cure the material breach within thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall be entitled to immediately terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iii) shall apply.

If Purchaser cures the material breach on or before thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall resume any Work suspended as reasonably and promptly as possible provided that (a) Purchaser has paid to Contractor all costs and expenses incurred as a result of the stop Work hereunder and (b) the schedule of the Contract shall be adjusted (provided such schedule adjustment shall not be less than one Day for each Day of Work stoppage).

(iii)  In the event of termination of the Contract by Contractor pursuant to this Article 22(B), Purchaser shall be liable to Contractor for the charges payable pursuant to Article 21(B) which shall include all costs and expenses incurred as a result of the stop Work hereunder, but in no event to exceed the maximum aggregate payments to be made as set forth in Exhibit C for two (2) quarters following the date of termination notice.

(iv)  In the event of a bankruptcy filing by or against Purchaser, and the occurrence of a post-bankruptcy default by Purchaser including, but not limited to, a default under Article 34(F), Purchaser consents to a modification of the stays of proceedings to permit the Contractor to exercise such rights and remedies as may be available to it under the Contract or applicable law, including, but not limited to, the right to suspend performance, terminate the Contract and exercise rights under other agreements with the Purchaser.

Further, Purchaser consents that any preliminary hearing on a request under U.S. Bankruptcy Code section 362(d) (or under any successor statute or rule) by Contractor for a modification of the stays of proceedings (a ”Modification of the Stays Motion”) shall be combined with a final hearing so that such hearing may be concluded not less than thirty (30) days after the filing of the Contractors’ Modification of the Stays Motion.

Purchaser acknowledges that the provisions of this Article 22(B)(iv) are critical elements of the transaction to Contractor. The Parties have consulted legal counsel experienced in such issues, and agree that a provision of this type is beneficial in these circumstances.

ARTICLE 23
ARBITRATION

(A)  Any dispute or disagreement arising between the Parties in connection with any interpretation of any provision of the Contract, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute under any Article hereof which is not settled to the mutual satisfaction of the Parties within thirty (30) Days (or such longer period as may be mutually agreed) from the date that either Party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes in effect on the date that such notice is given, except as otherwise specified herein.

(B)   The Party which demands arbitration of the controversy shall in writing specify the matter to be submitted to arbitration, and at the same time, choose and nominate an arbitrator; thereupon, within fifteen (15) Days after receipt of such written notice, the other Party shall in writing choose and nominate a second arbitrator.

The two arbitrators so chosen shall forthwith select a third arbitrator, giving written notice to both Parties of the choice so made and fixing a time and place in New York City, at which both Parties may appear and be heard with respect to such controversy. In case the two arbitrators shall fail to agree upon a third arbitrator within a period of seven (7) Days, or if for any other reason there shall be a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the failure or refusal of any arbitrator or arbitrators to attend or fulfill his or their duties, then upon application by either Party to the controversy, arbitrators shall be named by the American Arbitration Association in accordance with its Arbitration Rules.

The arbitrators shall control discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of having the discovery take place in an expeditious and cost-effective manner. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within ninety (90) Days after the arbitrators are appointed, unless good cause for an extension of such deadline is shown.

(C)   The arbitrators shall not alter or modify the terms and conditions of this Contract but shall consider the pertinent facts and circumstances and be guided by the terms and conditions of this Contract. If a solution is not found in the terms and conditions of this Contract, the arbitrators shall be guided by the substantive laws of the State of New York, excluding all conflict of law rules. The arbitration award made shall be final and binding upon the Parties, their successors and assignees, and judgment may be entered thereon, upon the application of either Party, by any court having jurisdiction. Each Party shall bear the cost of preparing and presenting its case including its own attorneys’ fees; and the cost of arbitration, including the fees and expenses of the arbitrator or arbitrators, will be shared equally by the Parties.

(D)  The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages. In no event may the arbitrators award punitive damages or otherwise disregard the limitations of liability set forth in this Contract.

ARTICLE 24
WARRANTY

(A)  Contractor warrants that the Deliverable Items shall be free from material defects in materials and workmanship and will conform to the requirements in Exhibit B1 to B3. This warranty shall start upon the date of Final Acceptance of the Control Network Facility and shall run for a period of one (1) year. The scope of this warranty is as set forth herein.

(B)   Without waiver of its right to terminate this Contract for default, Purchaser shall have the right, at any time during the period of this warranty and irrespective of prior inspections or acceptance, to require that any Deliverable Item not conforming to the material requirements of the Contract by written notice sent to Contractor (detailing to which extent the Contract requirements are not met) be corrected or replaced, at Contractor’s expense and option. Repair of defective parts shall take place at the Contractor’s facilities, or at any local supplier’s facility specified by the Contractor.

The ownership to parts replaced shall pass to the Purchaser upon delivery of the replacements to the Delivery Place. Transportation and insurance costs for defective parts returned to the Contractor shall be at Purchaser’s charge and transportation and insurance costs for parts replaced or repaired by the Contractor shall be at the Contractor’s charge.

In the event that an on-site intervention is needed (e.g. fault cannot be located remotely by the Contractor, or failure of a non replaceable unit), the Contractor shall send a maintenance expert on site at no additional cost for the Purchaser.

Labor costs, travel, board and lodging of installation personnel relating to the reinstallation of repaired or replaced part under the above warranty shall be borne by Purchaser. The Contractor reserves the right to supply, at a price to be agreed upon, replacement parts which will give equivalent performance without being identical to the parts replaced.

(C)   The Contractor undertakes to correct any reproducible error or omission on a software reported by Purchaser during the warranty period. Contractor will undertake for the warranty period to correct or bypass, pursuant to its own standards, all reproducible malfunctions or anomalies in a software within a reasonable period of time depending on the severity of the problem. This warranty is strictly limited to a software (or features) delivered under this Contract and does not extend any existing warranty on software (or features) currently installed in the Purchaser’s facilities. The Purchaser should notify Contractor of the defects in writing within fifteen (15) Days after the defects are discovered. The Purchaser shall also provide an accurate description of the conditions under which the software defect occurred, including without limitation the conditions prevailing during the most recent operation of the software.

The above warranties do not extend to any modification on software which is undertaken by the Purchaser or a third party and which is not authorised by Contractor, any malfunction which appears because of modifications of the interface conditions or use of a software which is not contemplated in the Contract.

For any software supplied under license from third parties, the rights and guarantees given are those which Contractor is authorised to provide to its customers.

(D)  The remedy under this Article 24 shall not apply if repair or parts replacement is required because of accident, unusual physical or electrical stress, negligence, misuse, failure of environmental control prescribed in operations and maintenance manuals, repair or alterations by Purchaser, its officers, directors, employees, consultants, representatives or agents, or causes other than ordinary use. Furthermore, the warranty is contingent upon Contractor being given access to delivered Deliverable Items in order to effect any correction or replacement.

(E)   EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT, NO OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT

LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, SHALL APPLY TO THE GOODS AND SERVICES HEREUNDER AND THE REMEDIES PROVIDED HEREIN ARE THE SOLE REMEDIES FOR FAILURE BY CONTRACTOR TO FURNISH WORK THAT IS FREE FROM DEFECTS IN MATERIAL OR WORKMANSHIP AND CONFORMANCE WITH REQUIREMENTS AS SET FORTH IN THIS ARTICLE 24. IN NO EVENT SHALL CONTRACTOR BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES. ALL OTHER WARRANTIES OR CONDITIONS IMPLIED BY ANY OTHER STATUTORY ENACTMENT OR RULE OF LAW WHATSOEVER ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE 25
COMMUNICATION AND AUTHORITY

(A)  Bill Gregg is assigned as Purchaser’s Program Manager with authority to issue technical direction within the scope of this Contract. [*] is assigned as Contractor’s Program Manager with respect to the SOCC and TCU Subsystems and [*] is assigned as Contractor’s Program Manager with respect to the IOTE Subsystem, with authority to accept such direction. Notwithstanding Article 25(A), the foregoing Program Managers are authorized (i) to initial the Exhibits and any modifications thereto (except Exhibit C), and (ii) to execute the waivers of technical compliance with the specifications in the Exhibits.

(B)   All contractual correspondence to Purchaser will be addressed to (with copy to the Program Manager):

[*]

Globalstar, Inc.

461 South Milpitas Blvd.

Milpitas, California 95035, U.S.A.

Tel: [*]

Email: [*]

All technical correspondence to Purchaser will be addressed to:

[*]

Globalstar, Inc.

461 South Milpitas Blvd.

Milpitas, California 95035, U.S.A.

Tel: [*]

Email: [*]

All contractual correspondence to Contractor will be addressed to (with copy to the Program Manager):

[*]

Alcatel Alenia Space France

26, avenue Jean François Champollion

31037 Toulouse Cedex  France

Tel: [*]

Email: [*]

All technical correspondence to Contractor with respect to SOCC and TCU Subsystems will be addressed to:

[*]

Alcatel Alenia Space France

100 Boulevard du midi—B.P 99

06156 Cannes la Bocca Cedex  France

Tel: [*]

Email: [*]

All technical correspondence to Contractor with respect to IOTE Subsystem will be addressed to:

[*]

Alcatel Alenia Space France

26, avenue Jean François Champollion

31037 Toulouse Cedex  France

Tel: [*]

Email: [*]

(C)   In a time critical situation, such as operational or technical matters requiring immediate attention, notice may be given by telephone. Any notice given verbally will be confirmed in writing as soon as practicable thereafter in accordance with Article 25(D).

(D)  Except as provided in Article 25(C), all notices, demands, reports, orders and requests hereunder by one Party to the other shall be in writing and deemed to be duly given on the same Business Day if sent by electronic means (i.e., electronic mail) or delivered by hand during the receiving Party’s regular business hours, or on the date of actual receipt if sent by pre-paid overnight, registered or certified mail.

(E)   The Parties agree to cooperate in implementing the use of electronic signatures, provided that such use is consistent with applicable law.

ARTICLE 26
RESERVED

ARTICLE 27
LICENSES FOR EXPORT

(A)  This Contract is subject to all applicable United States laws and regulations relating to the export of Licensed Items and to all applicable laws and regulations of the country or countries to which such Licensed Items are exported or are sought to be exported. Contractor and Purchaser shall fully comply with all requirements of any Technical Assistance Agreement related to the substance of this Contract, whether included as an Appendix hereto or not.

(B)   Without limiting the scope of Article 27(A), Contractor shall use its reasonable best efforts to obtain all approvals and licenses required by the laws and regulations of the country or countries to which the Licensed Items are exported or are sought to be exported. Purchaser shall use its reasonable best efforts to obtain all US government approvals and licenses to export Licensed Items.

(C)   If a government refuses to grant a required approval or license to export the Licensed Items, or revokes or suspends an approval or license subsequent to its grant, or grants a license or approval subject to conditions, then (i) this Contract shall, nevertheless, remain in full force and effect unless terminated for convenience pursuant to Article 21, and (ii) the Delivery Schedule shall be adjusted on a day-for-day basis for each day that Contractor is impacted by such action or inaction of the United States government. Such government action or inaction shall not modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license.

(D)  The Parties confirm that their performance of, and obligations under, this Contract is in all matters subject to the provisions of this Article 27, notwithstanding that (i) other Articles (including without limitation those paragraphs in Articles 8 and 9) and Exhibits may not specifically reference Article 27, and (ii) other Articles and Exhibits may state that they are subject to compliance with other Articles of this Contract.

(E)   Contractor and Purchaser shall cooperate in amending as necessary the existing Technical Assistance Agreement set forth in Appendix 2, which will allow Purchaser to be directly involved in matters related to some or all Licensed Items.

ARTICLE 28
RESERVED

ARTICLE 29
OPTIONS

(A)  Annual Maintenance Support:Purchaser shall have the option to order Annual Maintenance Support from Contractor, starting after the one year warranty expires, renewable on an annual basis for up to 15 years. The price for such support will be negotiated in good faith between the Parties upon request from Purchaser.

(B)   Support Services: In addition to support services included in this Contract as set forth in Section 5 of Exhibit A, Purchaser shall have the option to order additional support services on a time and material basis. The price for such support will be negotiated in good faith between the Parties upon request from Purchaser.

ARTICLE 30
KEY PERSONNEL

(A)  At EDC, Contractor shall identify the Key Personnel for the following positions to perform the services and staff the Work, working dedicated until successful completion of the Work performed hereunder (individually a “Key Person” and collectively the “Key Personnel”).

No person can serve the role of more than one Key Person.

Position	Name
Program Manager SOCC and TCU	[*]
Program Manager IOTE	[*]

(B)   Key Personnel shall not be removed from performance of the Work under this Contract unless replaced with personnel of substantially equal qualifications and ability. Purchaser shall have the right to review the qualifications of any proposed replacements. If Purchaser deems, in its reasonable judgment, the proposed replacements to be unsuitable, Purchaser may require Contractor to offer alternative candidates. Notwithstanding its role in reviewing Key Personnel and their replacements, Purchaser shall have no supervisory control over their performance, and nothing in this Article shall relieve Contractor of any of its obligations under this Contract, or of its responsibility for any acts or omissions of its personnel.

ARTICLE 31
INDEMNIFICATION AND INSURANCE

(A)  Contractor shall indemnify and hold harmless Purchaser, and its subsidiaries and affiliates, and its subcontractors (if any), their respective officers, employees, agents, servants and assignees, or any of them (collectively “Purchaser Indemnitees”), from any direct or indirect loss, damage, liability and expense (including reasonable attorneys fees), on account of loss or damage to property and injuries, including death, to all persons, including but not limited to employees or agents of Contractor, the Subcontractors and the Purchaser Indemnitees, and to all other persons, arising from any occurrence caused by any negligent act or omission or willful misconduct of Contractor, the Subcontractors or any of them.

At Contractor’s expense, Contractor shall defend any suits or other proceedings brought against the Purchaser Indemnitees on account thereof, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, or any of them, in connection therewith.

Contractor shall have the right to settle any claim or litigation against which it indemnifies hereunder. Further, the Purchaser Indemnitees shall provide to Contractor such reasonable cooperation and assistance as Contractor may request to perform its obligations hereunder.

(B)   Purchaser shall indemnify and hold harmless Contractor, and its subsidiaries and affiliates, its Subcontractors, their respective officers, employees, agents, servants and assignees, or any of them

(collectively “Contractor Indemnitees”), from any direct or indirect loss, damage (including damage to property and injuries, including death), liability and expense (including reasonable attorneys fees) incurred by any third party (including employees or agents of Purchaser and Contractor Indemnitees) and arising from any occurrence caused by any negligent act or omission or willful misconduct of Purchaser, its officers, employees, agents, consultants, servants and assignees.

In addition, Purchaser shall waive any claim against and shall indemnify and hold harmless Contractor Indemnitees from any direct or indirect loss, damage (including damage to property and injuries, including death), liability and expense incurred by any third party and arising from use, operation or performance of the Deliverable Items after Final Acceptance, including as a result of modification or improvements made by Purchaser.

Purchaser shall, at Purchaser’s expense, defend any suits brought against the Contractor Indemnitees referred to above and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, or any of them, in connection therewith. Purchaser shall have the right to settle any claim or litigation against which it indemnifies hereunder. Further, the Contractor Indemnitees shall provide to Purchaser such reasonable cooperation and assistance as Purchaser may request to perform its obligations hereunder.

(C)   Contractor shall, at its own expense, provide and maintain insurance which shall cover all WIP (including all Purchaser’s property while in Contractor’s custody) against physical loss or damage on an “all risks” property insurance basis, including coverage for the perils of flood or earthquake while in or about Contractor’s and its Subcontractors’ premises, while at other premises which may be used or operated by Contractor for construction purposes.

The amount of insurance shall be sufficient to cover the full replacement value of all Work. Upon request by Purchaser, Contractor will provide certificate of insurance to Purchaser. Additionally, Contractor will add Purchaser as an additional insured under the All Risks insurance as far as Purchaser’s interests may appear.

The insurance may be issued with deductibles, which are consistent with Contractor’s current insurance policies. The amount of any loss up to the value of the deductible level, or not otherwise covered by the insurance, shall be borne by Contractor.

In addition, Contractor shall, at its own expense, provide and maintain a Commercial General Liability Insurance Policy (“CGL Policy”) which shall cover property damage and injuries, including death, caused to third parties. Upon written request by Purchaser, Contractor will provide a certificate of insurance to Purchaser. Contractor shall use its reasonable best efforts to add Purchaser as additional insured under such CGL Policy.

ARTICLE 32
EFFECTIVE DATE OF CONTRACT

(A)  The effective date of this contract (the ”EDC”) shall be April 1st, 2007 provided that all the following conditions are fulfilled:

(i)    signature of the Contract by both Parties; and

(ii)   the first payment referred to in Exhibit C has been credited to the Contractor’s bank account.

(B)   If by April 15th, 2007, the conditions under Article 32(A) are not fulfilled, Contractor or Purchaser shall have the following options:

(i)    to notify the other Party that this Contract shall not become effective. In such a case, the notified Party shall not be entitled to claim any damages whatsoever from the notifying Party; or

(ii)   be entitled to enter into negotiation with the other Party if agreed by such Party to adjust the Total Price and the schedule of Work. The Contract shall be amended to reflect these adjustments.

ARTICLE 33
REPRESENTATIONS

(A)  Contractor represents, covenants and warrants that:

(i)    Contractor’s execution of and performance under this Contract will not result in a breach of, or constitute a default under, any contract, instrument or other agreement to which Contractor is a party or is bound; and

(ii)   Contractor has full power, authority and legal right to execute, deliver and perform this Contract, that the execution, delivery and performance by Contractor of this Contract have been duly authorized by all necessary action on the part of Contractor and do not require any further approval or consent of any person or entity (whether governmental or otherwise), and that once executed by Contractor this Contract shall constitute a legal, valid and binding obligation of Contractor enforceable against Contractor in accordance with its terms.

(B)   Purchaser represents, covenants and warrants that:

(i)    Purchaser has full power, authority and legal right to execute, deliver and perform this Contract, that the execution, delivery and performance by Purchaser of this Contract have been duly authorized by all necessary action on the part of Purchaser and do not require any further approval or consent of any person or entity (whether governmental or otherwise), and that once executed by Purchaser this Contract shall constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(ii)   Purchaser’s execution of and performance under this Contract does not result in a breach of, or constitute a default under, any contract, instrument or other agreement to which Purchaser is a party or is bound.

ARTICLE 34
GENERAL PROVISIONS

(A)  Each Party hereby agrees that it will not, without the prior written approval of the other Party (such approval not to be unreasonably withheld or unduly delayed), assign or delegate any of their rights, duties, and obligations under this Contract, except to a wholly-owned subsidiary of such Party (which assignment or delegation shall not relieve the assignor or delegator of liability). In case of assignment by Purchaser, Purchaser shall demonstrate to Contractor’s satisfaction that its successor or assignee possesses the financial resources to fulfill Purchaser’s obligations under this Contract. Upon such assignment, the assignee shall assume all rights and obligations of the assignor existing under this Contract at the time of such assignment. This Article 34(A) shall not preclude the granting of a security interest by a Party to a lender.

(B)   Nothing contained in this Contract shall be deemed or construed by the Parties or by any third party to create any rights, obligations or interests in third parties, or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association between the Parties and the rights and obligations of the Parties shall be limited to those expressly set forth herein.

(C)   No failure on the part of either Party to notify the other Party of any noncompliance hereunder, and no failure on the part of either Party to exercise its rights hereunder, shall prejudice any remedy for any subsequent noncompliance with any term or condition of this Contract and shall be limited to the particular instance and shall not operate or be deemed to waive any future breaches or noncompliance with any term or condition. Except as otherwise expressly provided herein, all remedies and rights hereunder shall be exclusive and in lieu of all other rights and remedies available by law or in equity.

(D)  The Parties shall comply with the United States Foreign Corrupt Practices Act, the OECD Antibribery Convention and all other laws of any country dealing with improper or illegal payments, gifts or gratuities. Contractor agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business in connection with this Contract.

(E)   This Contract (including all Exhibits and Appendices) constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments and representations between the Parties with respect to the subject matter hereof.

This Contract may not be amended or modified and none of its provisions may be waived, except by a writing signed by an authorized representative of the Party against which the amendment, modification or waiver is sought to be enforced.

In the event any one or more of the provisions of this Contract shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Contract shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provisions. The Parties shall negotiate in good faith to attempt to agree upon any such replacement provision.

The paragraph headings herein shall not be considered in interpreting the text of this Contract.

All oral and written communications between the Parties shall be conducted in English.

This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., excluding its conflict of laws rules. The U.N. Convention on Contracts for the International Sales of Goods is not applicable to this Contract.

(F)   In view of a number of factors, including the substantial payments to Subcontractors that Contractor will be making in connection with its performance under this Contract, the Parties acknowledge and agree that if Purchaser should become a debtor in a case under the United States Bankruptcy Code, Contractor would be severely and irreparably damaged unless Purchaser continues uninterrupted and timely performance of its obligations under the Contract and promptly assumes or rejects this Contract. In continuing to perform this Contract following a bankruptcy filing by the Purchaser, Contractor would incur significant expense (including commitments to Subcontractors) that Contractor could avoid incurring through termination clauses if the Contract ultimately is to be rejected in a bankruptcy proceeding. Accordingly, if Purchaser should become a debtor in a case (the ”Bankruptcy Case”) under the United States Bankruptcy Code, Purchaser shall, within thirty (30) days after the commencement of the Bankruptcy Case, (i) promptly advise Contractor of such, (ii) file a motion (the ”Motion”) with the bankruptcy court presiding over the Bankruptcy Case seeking an order approving Purchaser’s assumption or rejection of this Contract within such thirty day period, and (iii) obtain a final and non-appealable order (the ”Order”) approving the assumption or rejection of this Contract. Purchaser agrees that it shall not, without the prior written consent of Contractor, withdraw the Motion or adjourn any hearing on the Motion. Purchaser further agrees that it will promptly take and diligently pursue any and all actions necessary and/or appropriate, including such actions as may be reasonably requested by Contractor, to obtain the Order within the thirty (30) day period set forth above. In the event Purchaser does not file the Motion and obtain the Order within thirty (30) days after the commencement of the Bankruptcy Case, Contractor shall, in addition to any other rights and/or remedies it has or may have, be entitled to stop the Work under this Contract. Following such Work stoppage, if Purchaser still has not filed the Motion and obtained the Order within thirty (30) days after Contractor has stopped the Work then, Contractor shall be entitled to terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iii) shall apply.

Purchaser acknowledges that the provisions of this Article 34(F) are critical elements of the transaction to Contractor. The Parties have consulted legal counsel experienced in such issues, and agree that a provision of this type is beneficial in these circumstances.

Execution

In witness whereof, the Parties have duly executed this Contract.

GLOBALSTAR, INC.		ALCATEL ALENIA SPACE FRANCE

By:	/s/ James Monroe III	By:	/s/ Dimitri Savescu

Name:	James Monroe III	Name:	Dimitri Savescu

Title:	Chief Executive Officer	Title:	Senior Vice President Industrial Unit Ground

Date:	March 22, 2007	Date:	March 22, 2007